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                                                                  Exhibit No. 24


                       Consent of Independent Auditors
                       -------------------------------


The Board of Directors
Armstrong World Industries, Inc.:

We consent to incorporation by reference in Registration Statement No. 33-38837 on Form S-3 and the Registration Statement Nos. 2-50942, 2-77936, 2-91890, 33-18996, 33-18997, 33-18998, 33-29768 and 33-60070 on Form S-8 of
Armstrong World Industries, Inc. of our report dated February 14, 1994, relating to the consolidated balance sheets of Armstrong World Industries, Inc., and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of earnings and cash flows and related supplementary information on depreciation rates and schedules for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 Annual Report on Form 10-K of Armstrong World Industries, Inc.

The audit report on the consolidated financial statements of Armstrong World Industries, Inc. referred to above contains an explanatory paragraph that states that the company is involved in antitrust litigation, the outcome of which cannot presently be determined. Accordingly, no provision for any liability that may result has been made in the consolidated financial statements. Also, as discussed in the Financial Review section, effective January 1, 1992, the company changed its methods of accounting to adopt the provisions of the Financial Accounting Standards No. 109, "Accounting for Income Taxes", No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and No. 112, "Employers' Accounting for Postemployment Benefits."

                                                            KPMG Peat Marwick



Philadelphia, Pennsylvania
March 22, 1994